Exhibit 99.1

CONTACT: Monica J. Burke Chief Financial Officer (415) 331-5281	CORPORATE INVESTOR RELATIONS 5333 15th Ave. South, Seattle, WA 98108 (206) 762-0993 www.stockvalues.com

NEWS RELEASE

Willis Lease Finance to Delay Third Quarter 10-Q Filing

SAUSALITO, CA – November 14, 2005—Willis Lease Finance Corporation (Nasdaq: WLFC), a leading lessor of commercial jet engines, today announced it is not yet ready to file its Form 10-Q for the quarter ended September 30, 2005, which is due today. As previously announced, the company will restate its financial statements for 2004 and the first and second quarters of 2005. Until the restatements are completed, the company will not be in a position to finalize its financial statements for the third quarter of 2005.

On October 24, the company disclosed that it would restate its financial statements for 2002, 2003, 2004 and 2005 to conform to the accounting requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The restatement does not impact the Company’s previously reported total assets, total liabilities, total shareholders’ equity or total cash flows. The economics of the interest rate derivative contracts are not affected.

The Company expects to file an amended Annual Report on Form 10-K for the year ended December 31, 2004, and amended Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, and June 30, 2005, with the SEC that will include the restated financial statements and related disclosures and file the Quarterly Report on Form 10-Q for the period ended September 30, 2005 by the extended due date, November 21, 2005.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities. These leasing activities are integrated with the purchase and resale of commercial aircraft engines.

Certain statements contained in this press release reflect the Company’s expectations with respect to future events and may constitute “forward-looking statements” within the meaning of the federal securities laws. Pending the completion of the restatement of the Company’s financial statements for 2004 and the first and second quarters of 2005, it is possible that the information provided in the press release, including the date upon which the Company intends to file the restatements, may change. All forward-looking statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Factors that might cause such a difference include, but are not limited to, maintaining supplier and customer relationships, the effect of changing economic conditions, terrorist attacks and other political instability, changes in accounting guidelines, continuing review by and discussions with our independent accountants.

Note: Transmitted on Business Wire at 4:09 p.m. on November 14, 2005